EXHIBIT 99.2

NEWS RELEASE

For Immediate Release
Contacts: Howard Kaminsky, Exec. VP-CFO
(818) 949-5386
Leigh Parrish, Financial Dynamics
(212) 850-5651
Rachel Albert, Financial Dynamics
(212) 850-5706

SPORT CHALET EXPANDS INTO ARIZONA MARKET
WITH THREE NEW STORE OPENINGS

Los Angeles, California, November 8, 2005 - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that it will enter the Arizona market with the opening of three new stores. The openings are scheduled for the weekend of November 11, 2005 and will be marked with special guest appearances and on-site activities. The locations will increase the Company’s store count to 39. The locations of the stores are as follows:

▪	Phoenix: 2501 W. Happy Valley Road
▪	Chandler: 2650 E. Germann Road
▪	Scottsdale: 8690 E. Raintree Drive

Craig Levra, Chairman and CEO, stated, “The new Arizona stores represent a major milestone in Sport Chalet’s growth, marking our entrance into our third state, and into another important area outside our core Southern California market. We continue to believe our new store openings serve as an important investment in our future - strengthening our brand, market presence and operating platform. Our ability to successfully introduce the Sport Chalet brand in this new market is a direct result of our hard-working employees and our commitment to executing the growth initiatives we have put in place in the past few years. We believe we are well positioned for strong results in Arizona, and will be updating you on our progress going forward.”

New Store Special Guest Appearances
- Tommy Moe: Olympic downhill ski champion and World Cup winner
- Lenny Krayzelburg: Olympic gold medal winner and two-time USA swimmer of the year
- Eddie House: Phoenix Suns and former Arizona State basketball star
- Ricky Barnes: Pro golfer and University of Arizona graduate
- Jeff Grosso, Jim Gagne, Benji Galloway and Chris Cudlipp: NSS pro team skaters
- Skip Yowell: Founder of JanSport Backpacks
- Gail Webb’s Extreme Sports and Air Show featuring professional and amateur bicycle vert and stunt riders, skateboarders, and in-line skaters performing on professional ramps

New Store Events
- Rock climbing wall
- Bungee trampoline
- Free SCUBA experiences for beginners in on-site training pools
- Free demos and samples
- Prize giveaways from top vendors
- Grand prize drawing of a Columbia Outdoor gear, apparel and footwear package

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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